                                  EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges

                                                                         (in thousands)

                                                     Fiscal Year Ended                           26 Weeks Ended
                                                     -----------------                     --------------------------
                                      January   January  January   January    February        July           July
                                      28, 1996  29, 1995 30, 1994  31, 1993    2, 1992      28, 1996        28, 1995
                                      --------  -------  -------   --------    -------     ----------     -----------
                                                                                           (Unaudited)    (Unaudited)
EARNINGS AVAILABLE FOR FIXED
  CHARGES
Income (loss) from continuing
operations ....................         4,373    33,435    19,398     3,048       2,731      (5,172)        (1,956)
  before income taxes
Capitalized Interest ..........          (663)       --        --        --          --          --           (228)
Fixed charges .................        17,084    10,631     9,529     9,182       7,065       9,277          6,411
                                      -------   -------   -------   -------     -------      ------        -------
                                       20,794    44,066    28,927    12,230       9,796       4,105          4,227
                                      =======   =======   =======   =======     =======      ======        =======
FIXED CHARGES
Interest and expense on .......         4,527     1,309     1,173     1,583         682       3,017          1,238
indebtedness
Capitalized Interest ..........           663        --        --        --          --          --            228
One-third of rental expense for
operating leases...............        11,894     9,322     8,356     7,599       6,383       6,260          4,945
                                      -------   -------   -------   -------     -------      ------        -------
                                       17,084    10,631     9,529     9,182       7,065       9,277          6,411
                                      =======   =======   =======   =======     =======      ======        =======
RATIO OF EARNINGS TO FIXED
  CHARGES .....................          1.22      4.15      3.04      1.33        1.39         .44            .66
                                      =======   =======   =======   =======     =======      ======        =======




                                     12.1-i